Exhibit (10.2)
1 ECOLAB PLACE ST. PAUL MN 55102-1390

April 19, 2022

Lanesha Minnix

4412 Windsor Ridge Drive

Irving, TX 75038

Dear Lanesha,

I am pleased to confirm our offer of employment with Ecolab USA Inc. for the position of Executive Vice President General Counsel and Secretary, reporting to me effective on a date to be determined. This position includes an annual starting salary of $615,000 payable in semi-monthly installments. Your incentive target will be 85% of base salary, and based on the achievement of business and personal objectives with a maximum payout potential up to 170% of base salary. Your 2022 incentive will be paid on a full 12 months and will not be prorated and is subject to the Management Incentive Plan (MIP) program guidelines. You will accrue four (4) weeks of paid vacation per calendar year subject to the terms of Ecolab’s vacation policy. Please note that your official start date will be determined after all post-offer screens have been completed, reviewed, and determined that they meet our hiring criteria. You will be sent additional information regarding your first day agenda.

Long Term Incentive Plan

You will be eligible to participate in Ecolab’s Long-Term Incentive Plan with annual grants awarded each year in December (first year eligibility based on hire date). Any such grant is subject to the terms and conditions of The Plan. The annual value of this grant is targeted at $1,000,000, but may vary slightly depending on the stock price on the date of the grant. The ultimate value of your annual grant is based on the competitive market for the position, the stock price on the day of the grant, and your individual performance. Under Ecolab’s program, approximately 50% of the value of the grant will be delivered in stock options and 50% of the value of the grant will be delivered in Performance-Based Restricted Stock Units. The attached brochure on Total Executive Awards outlines Ecolab’s equity program.

To underscore the importance of stock ownership, Ecolab has established stock retention and ownership guidelines for corporate officers. Ownership guidelines are based on stock value expressed as a multiple of base salary. Under your ownership guideline, you are expected to hold an amount equal to three times your base salary. Shares owned outright, legally or beneficially, by you or your immediate family members residing in the same household, and shares held in the 401(k) plan count towards meeting the guideline. Until stock ownership guidelines are achieved and sustained, you are expected to retain 50% of net profit shares upon exercise, vesting or payout of equity awards. For purposes of complying with the guideline, you may not pledge owned shares as security or enter into any risk hedging arrangements.

Restricted Grant 1/3 Per Year

Subject to board approval (targeted for the May Board meeting), you will receive a restricted stock grant with an estimated value of $1,250,000. The number of shares will be determined based on a 30-day average stock price prior to the meeting. The restricted stock has a vesting schedule of one third per year from the date of grant.

Signing Bonus

In addition, you will receive a signing bonus of $525,000. This will be considered taxable income and all regular payroll taxes will be withheld and other required deductions made. This bonus will be paid in one lump sum by your 60th day of employment with Ecolab. In order to receive this payment, you must (1) be employed on the payment date, and (2) sign and return the Signing Bonus Payback Agreement within 5 days. If you leave Ecolab’s employment voluntarily or are discharged for cause* at any time during the 18-month period following your date of hire, you will be required to repay the entire Signing Bonus as specified in the Signing Bonus Payback Agreement. This payment is intended to be exempt from Internal Revenue Code (IRC) Section 409A as a “short-term deferral” described in Treasury Regulation Section 1.409A-1(b)(4), but in any event, Ecolab will not have any liability for any tax or penalty imposed by reason of IRC Section 409A.

You will also receive a separate sign on bonus of $1,000,000. This will be considered taxable income and all regular payroll taxes will be withheld and other required deductions made. This bonus will be paid in one lump sum by your 60th day of employment with Ecolab. In order to receive this payment, you must (1) be employed on the payment date, and (2) sign and return the Sign On Bonus Repayment Agreement within 5 days of receiving your offer letter. If you resign from Ecolab for any reason or are discharged for cause* at any time during the 3-year period following your date of hire, you will be required to repay the sign on bonus according to the schedule specified in the Sign On Bonus Repayment Agreement. This payment is intended to be exempt from Internal Revenue Code (IRC) Section 409A as a “short-term deferral” described in Treasury Regulation Section 1.409A-1(b)(4), but in any event, Ecolab will not have any liability for any tax or penalty imposed by reason of IRC Section 409A.

Change in Control

You will be an Officer of the Corporation. As an elected officer, you will participate in Ecolab’s Change-in-Control severance policy. This entitles you to a severance payment within two years following a change-in-control under certain conditions as defined in the policy.

Compensation Recovery

As an officer you will be subject to Ecolab’s Policy on Reimbursement of Incentive Payments. This policy provides for reimbursement by an officer of annual cash incentive and long-term incentive payments in certain circumstances involving the officer’s misconduct, misconduct by those supervised by the officer, restatement of Ecolab’s reported financial results, or materially inaccurate calculation of performance achievement.

Relocation
As agreed, and as a condition of employment, you will be required to relocate to the Twin Cities. To help facilitate your move, you are eligible for the relocation package provided for your reference. Included in your Graebel packet is a Relocation Repayment Agreement that must be completed and returned to Graebel Relocation before any payments or relocation services will begin. All aspects of your relocation will be managed directly by Graebel Relocation on behalf of Ecolab.

If you leave Ecolab’s employment voluntarily, or are discharge for cause* at any time during the two-year period following your date of hire/transfer, you will be required to repay Ecolab on a pro-rata basis as described in the Relocation Payback Agreement. Should you have questions related specifically to relocation, please contact Graebel Relocation at 1-888-948-4330.

Post-Offer Contingencies

This offer is contingent upon the successful completion and satisfactory results of one or more of the following post-offer screens: controlled substance test, criminal background screen, and education verification. Spencer Stuart will conduct these screens on behalf of Ecolab and will coordinate their completion with you.

Your hire will be dependent on you initiating and successfully completing all post-offer screens and a controlled substance test. Failure to complete these in a timely fashion will result in the rescission of this offer.

Ecolab Associate Resolution Mediation and Arbitration

Ecolab uses mediation and arbitration to resolve disputes related to the employer/employee relationship. As a condition of employment all Ecolab employees are required to sign an Ecolab Associate Resolution Mediation and Arbitration Agreement. Ecolab Associate Resolution Resources provide an easy to use method for economical and prompt dispute resolution. As a condition of employment, we require your electronic signature on our Associate Resolution Mediation and Arbitration Agreement which outlines the Ecolab Associate Resolution Resources and the use of mediation and/or arbitration as the means to settle legal disputes related to your employment with Ecolab, when those disputes cannot be mutually resolved without legal intervention. Please access the document in your candidate account to review, electronically sign and submit the document prior to employment. Please retain a copy of the signed Agreement for your records. Your employment with Ecolab cannot begin until you have signed the Mediation and Arbitration Agreement. Please contact me to request a paper copy of this agreement to sign and return in lieu of an electronic signature.

Employee Agreement

To protect our business interests, and as a condition of employment, Ecolab will require your electronic signature on our Employee Agreement. Please access the document in your candidate account to review, electronically sign, and submit the document prior to employment. Please retain a copy of the signed Employee Agreement for your records. Your employment with Ecolab cannot begin until you have signed the Employee Agreement. Please contact me to request a paper copy of this agreement to sign and return in lieu of an electronic signature.

Employment at Will

As stated in the employment application, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Required Employment Eligibility Agreement

As part of our employee documentation process, and in line with the government’s Immigration Reform and Control Act of 1986, Ecolab is required to verify documents that indicate your right to work in the U.S. On your first day of employment, you must supply Ecolab with the original document(s) you intend to use to verify this information. A receipt for the application of these required documents is also acceptable with the original documents to follow in 90 days from your start date. Without this information, we are not allowed to hire you. If you have questions about which documents will be accepted, please refer to U.S. Citizenship and Immigration Service website at https://www.uscis.gov/i-9-central/acceptable-documents.

Ecolab complies with the reporting requirements of the Social Security Administration (SSA). We are required to use the name you have registered with the SSA in our personnel and payroll records. Our records must reflect exactly what is printed on your Social Security Card. If there is a discrepancy, you must correct the discrepancy directly with the SSA. Please contact your local SSA office or call SSA at 1-800-772-1213 for further instruction. All offers of employment at Ecolab are contingent upon an individual’s ability to secure and maintain legal work authorization in the United States.

Benefits and Programs

As an employee, you are eligible for Ecolab’s comprehensive benefits package and employee programs. Health and welfare benefits will be effective retroactive to your first day of employment following the completion of your web-based enrollment on Ecolab’s Your Total Rewards website. Please see our Benefits Highlights brochure for detailed information regarding company benefits.

You will have 31 days from your date of hire to enroll in your benefits. You can enroll in your benefits prior to receiving your Benefits Enrollment packet. The Benefit Enrollment information is available on the Your Total Rewards website at www.yourtotalrewards.com/ecolab. You will have access to the website within 4 business days following your date of hire. The New Hire Benefits Guide can be found under the Tools & Resources tab near the top of the Your Health & Insurance Benefits page. Enrollment can be processed online via the website, or over the phone with the Ecolab Benefits Center at 800-964-0265. Representatives are available to assist you from 8am to 8pm Eastern time, Monday through Friday.

Lanesha, we would be very pleased to have you as part of the Ecolab team. This position presents a significant challenge and a great opportunity for you and for us. We are a dynamic organization, and you can contribute to the acceleration of our growth. Please do not hesitate to contact me at 651-250-2011 should you have any questions.

Regards,

Christophe Beck

Chief Executive Officer

Ecolab

Cc:Laurie Marsh

* For purposes of this offer letter, discharge for “cause” includes, but is not limited to, dishonesty, attendance problems, deliberate misconduct or failure to act, destruction of property, violation of Ecolab rules or policies (including Code of Conduct), commission of unlawful acts against or reflecting on Ecolab and similar acts or occurrences (including violations of customer-required policies and/or rules)

SIGN-ON BONUS PAYBACK AGREEMENT

Retention of any payments made as part of a Signing Bonus is expressly conditioned on your continued employment with Ecolab. If you leave Ecolab’s employment voluntarily or are discharged for cause* at any time during the 18-month period following your date of hire, you will be required to repay the entire Signing Bonus. This payment is intended to be exempt from Internal Revenue Code (IRC) Section 409A as a “short-term deferral” described in Treasury Regulation Section 1.409A-1(b)(4), but in any event, Ecolab will not have any liability for any tax or penalty imposed by reason of IRC Section 409A.

Nothing in this agreement or our offer of employment guarantees that you will be employed by Ecolab for any specified period of time.

My signature below indicates that I understand and agree with the terms of the repayment agreement.

Signing bonuses are considered taxable income and all regular payroll taxes will be withheld. Bonuses will be paid in one lump sum by your 60th day of employment with Ecolab.

This form must be signed and returned before any funds will be disbursed.

Lanesha Minnix	/s/ Lanesha Minnix	5/9/22
Employee Name (please print)	Employee Signature	Date
Law
Division / Business Unit

* As used in this Agreement, discharge for “cause” includes, but is not limited to, dishonesty, attendance problems, deliberate misconduct or failure to act, destruction of property, violation of Ecolab rules or policies (including Code of Conduct), commission of unlawful acts against or reflecting on Ecolab and similar acts or occurrences (including violations of customer-required policies and/or rules).

SIGN ON BONUS REPAYMENT AGREEMENT

Congratulations on your new position with Ecolab USA Inc. (the “Company”). You will receive a signing bonus of $1,000,000.00, less applicable tax withholding and other legally required deductions, by your 60th day of employment with Ecolab. Your receipt of this bonus is contingent upon your execution of this Sign On Bonus Repayment Agreement (the “Agreement”), and the signing bonus will not be paid unless and until a signed copy of the Agreement has been received:

1.	If, within three years of the first day you report to work (“Start Date”), you are terminated by the Company for Cause (as that term is defined in your offer letter dated April 19, 2022 (“Offer Letter”)), or you resign for any reason, you will reimburse the Company for all or a portion of your signing bonus, as follows:

Termination Date	Portion to repay
Before the 1st anniversary of your Start Date	100%
On or after the 1st anniversary and before the 2nd anniversary of your Start Date	67%
On or after the 2nd anniversary and before the 3rd anniversary of your Start Date	33%
On or after the 3rd anniversary of your Start Date	0%

The amount that you are required to repay shall not be reduced or offset by any income, employment, or other tax that you are required to pay upon your original receipt of the signing bonus, regardless of whether the repayment is deductible by you, or by any other amount that is owed to you by the Company or any of its affiliates.

2.	This Agreement is independent of any other agreement (if any) you have or may have with the Company, except that the determination of whether your employment was terminated by the Company for Cause shall be determined in accordance with the terms of your Offer Letter. The existence of any claim you may have against the Company shall not serve as a defense to enforcement of this Agreement.
3.	If any provision of this Agreement is held by any court to be invalid or unenforceable, the invalid or unenforceable provision shall be fully severable, and the Agreement shall be construed as if the invalid or unenforceable provision never comprised part of this Agreement. Further, in lieu of the invalid or unenforceable provision, there shall be automatically added, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
4.	You hereby authorize the Company to deduct from your final paycheck, or from any other amount owed to you, the bonus reimbursement due the Company under paragraph 1 of this Agreement, and any other amounts due the Company when your employment terminates, whatever the reason for termination, to the maximum extent permitted by applicable law.
5.	This Agreement shall be interpreted under, and governed by, the laws of the State of Minnesota and may be enforced in any state or federal court in Ramsey County, Minnesota.
6.	Any modifications to this Agreement must be in writing and signed by both parties.

This Agreement and all of its Amendments do not constitute a contract of continuous employment or a guarantee of employment with the Company. Employment with the Company is at−will at all times, including the duration of this Agreement.

Understood and Accepted:

/s/ Lanesha Minnix
Employee Signature

Lanesha Minnix
Print Employee Name

/s/ Laurie M. Marsh
Laurie M. Marsh,
Executive Vice President, Human Resources
5/9/22
Date

RELOCATION PAYBACK AGREEMENT

Retention of any payments made under the Relocation Program is expressly conditioned on your continued employment with Ecolab. If you leave Ecolab's employment voluntarily or are discharged for cause* at any time during the two-year period following your date of transfer, there will be a pro-rata repayment to Ecolab based on the following schedule:

A.	100%, if the date of separation occurs within the first twelve months of the date of transfer
B.	75%, if the date of separation occurs between 13 and 18 months of the date of transfer
C.	50%, if the date of separation occurs between 19 and 24 months from the date of transfer

Furthermore, all reimbursements under this Policy, including any submitted but not yet reimbursed pending tax gross-ups, cease as of the date of termination.

It is understood that nothing in this policy guarantees that you will be employed by Ecolab for any specified period of time. Ecolab shall have full discretionary authority to determine eligibility for benefits and to construe the terms of the plan.

In addition, to agreeing to the terms of the repayment agreement, my signature below indicates I understand and agree to comply with the following: under no circumstance can my corporate credit card be used for relocation related expenses.

This form must be signed and returned before any funds will be disbursed (e.g., relocation allowances, lump sum payments, etc.).

/s/ Lanesha Minnix	Lanesha Minnix	5/9/22
Employee Signature	Print name of Employee	Date
Law
Division / Business Unit
/s/ Scott D. Minnix	Scott D. Minnix	5/10/2022
Witness Signature	Print name of Witness	Date

In order to receive relocation payments without delay, please sign and fax or mail to:

Fax:	303-214-7496
Mail:	Graebel Relocation Services Worldwide 16346 Airport Circle Aurora, CO 80011, USA

If you have questions regarding this relocation policy, please call Graebel at 866-724-4779.

*

As used in this Agreement , discharge for cause includes, but is not limited to, dishonesty, attendance problems, deliberate misconduct or failure to act, destruction of property, significant breach of ECOLAB rules (including the Code of Conduct), commission of unlawful acts against or reflecting on ECOLAB and similar acts or occurrences.